Exhibit 99.1

Overseas Shipholding Group Announces

Charter Option Extensions for Vessels Leased from American Shipping Company

Tampa, FL – December 8, 2022 - Overseas Shipholding Group, Inc. (NYSE: OSG) (“OSG”), a provider of energy transportation services for crude oil and petroleum products in the U.S. Flag markets, today announced that it has exercised options to extend its bareboat charter agreements with American Shipping Company ASA (Oslo Stock Exchange: AMSC / OTCQX: ASCJF) for six vessels. The six bareboat charter extensions provide for additional three-year terms commencing in December 2023. With these extensions, seven vessels will continue on lease from AMSC – six with maturity dates aligned to end in December 2026 and one with a maturity of 2025.

Sam Norton, OSG’s President and CEO, stated, “We believe the market continues to support attractive commercial opportunities for these vessel leases to supplement the strong and stable cash flow generation from our niche businesses. There is currently a healthy conventional tanker market, which we believe should continue for the foreseeable future, and are pleased to retain these vessels as key contributors to our steady and strong earnings.”

About Overseas Shipholding Group, Inc

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 20 vessel U.S. Flag fleet consists of three Suezmax crude oil tankers doing business in Alaska, two conventional ATBs, two lightering ATBs, three shuttle tankers, seven MR tankers, two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program, and one tanker in cold layup. In addition, OSG also owns and operates one Marshall Islands flagged MR tanker which trades internationally.

OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts should be considered forward-looking statements, including but not limited to words such as “may”, “will”, “intends”, “plans” and similar expressions. Such forward-looking statements represent the Company’s reasonable expectations with respect to future events or circumstances based on various factors and are subject to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Undue reliance should not be placed on any forward-looking statements and investors should carefully consider factors including, but not limited to, those risk factors discussed in the Company’s Annual Report on Form 10-K, filed with the SEC on March 9, 2022, and in the Company’s subsequently filed Quarterly Reports on Form 10-Q filed with the SEC. The Company assumes no obligation to update or revise any forward-looking statements except as may be required by law. Forward-looking statements in this press release and written and oral forward-looking statements attributable to the Company or its representatives after the date of this press release are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com